Exhibit 99.1

First Ottawa Bancshares Announces Quarterly Earnings

Ottawa, Ill., April 24, 2009 - First Ottawa Bancshares, Inc. (Pink Sheets: FOTB.PK) reported net income for the three months ended March 31, 2009, of $553,000, or $.86 per common basic and diluted share, compared to net income of $468,000, or $.72 per common basic and diluted share, for the three months ended March 31, 2008.

“We are very pleased to report an 18.2% increase in net income,” said Jock Brown, President and CEO. “The economy remains weak, but our core earnings and net interest margin are helping us with the vagaries of the recession. We have been able to boost our reserves and still enhance earnings.”

First quarter net income increased $85,000, or 18.2%, from the first quarter of 2008.  Net interest income before the provision for loan losses increased $41,000 to $2.3 million, which was the net result of a $425,000 decrease in total interest income, and a $466,000 decrease in interest expense. The largest decrease in interest expense was due to a decrease in interest paid on time deposit accounts. This reduction was due to both rate and volume factors.

The provision for loan losses was $270,000 in the first quarter of 2009, compared to $30,000 for the same period in 2008. This increase is a result of current national and local economic issues, including uncertainties regarding the recession that could have a negative impact on the ability of borrowers to repay their loans during 2009. As of March 31, 2009, the allowance for loan losses totaled $1.8 million, or 1.20% of total loans, which has increased from 1.01% as of December 31, 2008.

Non-interest income totaled $801,000 for the three months ended March 31, 2009, compared to $402,000 for the same period in 2008, an increase of $399,000, or 99.3%. The increase in non-interest income was primarily due to a $209,000 increase in gain on the sale of investment securities to $231,000 in 2009. Gain on sale of loans increased $64,000 to $92,000 in the current year due to increased mortgage refinancing activity occurring during the first three months of 2009. Derivatives market value losses related to indexed certificates of deposit were $17,000 in the first quarter 2009 compared to market value losses of $158,000 for the same period in 2008. Service charge income on deposits experienced a nominal increase of $7,000 to $198,000 for the first quarter 2009 compared to prior year.

Non-interest expense was $2.1 million for the three months ended March 31, 2009, and $2.0 million for the same period in 2008. Salaries and benefits, the largest component of non-interest expense, increased $33,000, or 3.0%, to $1.1 million.  Modest decreases in occupancy and equipment expense of $13,000, other expenses of $11,000, and amortization of core deposit intangible expense of $4,000 were offset by increases in insurance expense of $62,000, data processing expense of $11,000, and professional fees of $19,000. Insurance expense increased primarily due to industry wide increases in FDIC insurance for the current year. Amortization of core deposit intangible expense is related to the core deposit intangible resulting from the purchase of our two Streator branches in 2003. In addition, income tax expense increased $18,000 to $149,000 in the first three months of 2009 compared to the same period in 2008.

Total assets at March 31, 2009, decreased to $269.7 million from $275.2 million at December 31, 2008.  Total deposits at March 31, 2009, were $238.1 million, compared to $240.7 million at December 31, 2008.  Total equity at March 31, 2009, and December 31, 2008, was $25.0 million and $24.7 million, respectively.

First Ottawa Bancshares, Inc. is a community-based bank holding company headquartered at 701 LaSalle Street, Ottawa, Illinois.  We serve the surrounding communities through our full-service commercial bank subsidiary, the First National Bank of Ottawa.  The Bank has four locations in Ottawa, a branch in Morris, two branches in Streator, a branch in Yorkville, and a loan production office in Minooka, Illinois. All information at and for the period ended March 31, 2009 has been derived from unaudited financial information.

Special Note Concerning Forward-Looking Statements

This press release contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of past and any future terrorist attacks, acts of war or threats thereof and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.